Exhibit 99.2

              October 6, 2010

Atlantic Investors, LLC
654 Madison Avenue, Suite 1609
New York, NY 10021

Attention: Arthur Becker

Re:  Confidentiality Agreement

Mr. Becker:

We have advised you that Raymond James and Associates  (“Raymond James”) has been retained by the Special Committee (the “Committee”) of the Board of Directors of NaviSite, Inc. (collectively with its direct and indirect subsidiaries, the “Company”).  In connection with the consideration by Atlantic Investors, LLC (“you”) of a possible transaction with the Company (a “Possible Transaction”), the Company has made available to you and is prepared to make available to you certain information concerning the Company.  As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement.  The term “Representatives” shall include the members, directors, officers, employees, agents, partners, prospective sources of debt financing, prospective sources of equity financing and advisors of a party to this letter agreement and those of its subsidiaries and/or divisions (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

1.      Evaluation Material.  The term “Evaluation Material” shall mean (a) anything that is confidential and proprietary to the Company, including but not limited to, product specifications, data, know-how, designs, inventions and ideas, research and development, price lists, market studies, business plans, software (including source code and object code), systems, structures and architectures (and related improvements, devices, discoveries, concepts, methods and information), and any other information that is a trade secret, and (b) all information relating to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise), historical or projected financial statements, budgets, sales, capital spending budgets, plans, or identities of key personnel, disclosed or furnished by or on behalf of the Company to you or to your Representatives, before, on or after the date hereof whether or not marked or designated as confidential or proprietary.  Evaluation Material shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto.  Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which you can demonstrate (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives (unless required by law), (ii) was within your possession, or developed by you or your Representatives, prior to it being furnished to you by or on behalf of the Company, provided that you have no reasonable basis for concluding that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information or (iii) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided that you have no reasonable basis for concluding that such source is not bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information.  For the avoidance of doubt, Evaluation Material shall include anything confidential and proprietary of the Company that was provided to you or your representatives prior to the date hereof.

2.      Use and Disclosure of Evaluation Material.  You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will not be used in any way detrimental to the Company, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction, who are provided with a copy of this letter agreement and who agree in writing to be bound by the terms hereof.  Notwithstanding the foregoing or anything to the contrary in this letter agreement, from and after the expiration of the Standstill Period, no provision of this letter agreement restricting the use of Evaluation Material shall be deemed to restrict you from taking any actions described in any of clauses (a) through (e) of the first paragraph of Section 7, provided, that the foregoing shall not limit your obligation to maintain the confidentiality of Evaluation Material in accordance with this letter agreement. You agree to undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives and, at your sole expense, to take all commercially reasonable measures to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.  You agree to promptly notify the Committee and the Company of any unauthorized disclosure or release of Evaluation Material, and to use your commercially reasonable efforts to retrieve the same.

In addition, you agree that, prior to the expiration of the Standstill Period or except as otherwise expressly permitted herein, without the prior written consent of the Company, you and your Representatives will not, except as required by law, disclose to any other person the fact that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place or have taken place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”).  You represent and warrant that you and your affiliates have not entered into (except to the extent disclosed in the Atlantic 13D (as defined below)) any agreement, arrangement or understanding regarding a Possible Transaction.  Notwithstanding the foregoing or anything in this letter agreement to the contrary, you and your affiliates and Representatives shall not be prohibited from entering into any agreement, arrangement or understanding, or communicating with, (x) Arthur Becker, Andrew Ruhan or any person named in the Atlantic 13D or (y) any person that is a prospective source of debt or equity financing for a Possible Transaction so long as, in the case of clause (y), if the Standstill Period has not then expired, you provide prior written notice of the identity of such person to the Committee.  The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that you or any of your Representatives are requested or required (by interrogatories, legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Committee and the Company with prompt written notice of any such request or requirement so that the Company may, at its sole expense, seek a protective order or such other remedy as the Company, in its sole discretion, deems appropriate and/or waive compliance with the provisions of this letter agreement.  If, despite the efforts of the Company, you or any of your Representatives are nonetheless advised in writing by outside legal counsel that you or your Representatives are legally compelled to disclose Evaluation Material or Discussion

Information, you or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use your commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating fully with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information; and provided further that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3.      Return and Destruction of Evaluation Material.  In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Committee of that decision.  In that case, or at any time upon the request of the Committee or the Company, to the extent legally permissible, you will, within ten days, deliver, at your expense, to the Company or destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives.  In the event of such a decision or request, to the extent legally permissible, all other Evaluation Material prepared by you or on your behalf shall be destroyed and no copy thereof shall be retained, and, upon the Committee or the Company’s request, you shall provide the Company with prompt written certification of your compliance and the compliance of your Representatives with this paragraph.  Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder in accordance with the terms of this letter agreement.

4.      No Representations or Warranties.  You understand, acknowledge and agree that none of the Company, its affiliates or any of their Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material.  You agree that none of the Company, its affiliates or any of their Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.  Only those representations or warranties which are made in a final definitive agreement regarding any transaction(s) contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5.      No Solicitation.  In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two years from the date hereof, you and your affiliates and Representatives (and any person acting on behalf of or in concert with you or any of your affiliates or Representatives) will not, without the prior written consent of the Committee or the Company, directly or indirectly, (i) solicit to employ (or otherwise communicate with regarding a Possible Transaction during the Standstill Period) any of the officers or employees of the Company serving as such as of the date of this letter agreement or at any time during the term of this letter agreement or solicit any such officers or employees to terminate their employment with the Company, or (ii) call on, solicit, divert or otherwise communicate with any customers or suppliers of the Company in their capacity as such (including in connection with a Possible Transaction); provided, however, that you may engage in general solicitations for employees in the ordinary course of business consistent with past practice.

6.      Material Non-Public Information.  You acknowledge and agree that you are aware (and that your Representatives are aware or, prior to receipt of any Evaluation Material or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished hereunder contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7.      Standstill.  As of the date hereof, other than as previously publicly disclosed in your Schedule 13D/A filed on July 12, 2010 (the “Atlantic 13D”), neither you nor any of your affiliates or, to your knowledge, any person with whom any of the foregoing may be deemed to be acting in concert with respect to the Company or its securities, owns any securities of the Company.  In consideration of your being furnished the Evaluation Material, you agree that, prior to the expiration of the Standstill Period, unless specifically invited in writing by the Committee, neither you nor any of your affiliates or Representatives acting on your behalf or other persons acting in concert with you will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise), to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates, other than for purposes of electing Arthur Becker and Andrew Ruhan as directors of the Company in the event that such persons are not nominated by the Company for election at the 2010 annual meeting of the Company’s stockholders; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company or otherwise act in concert with any person in respect of any such securities; provided, however, that this clause (b) shall not restrict you from forming, joining or in any way participating in a “group” as defined in the Exchange Act with a person who is a stockholder of the Company as of the date of this Agreement so long as you do not breach any of the provisions of this letter agreement in connection therewith (including, without limitation, any provisions of Section 2 and Section 7 hereof); (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company (other than with respect to the continuing service by Arthur Becker and Andrew Ruhan on the Board of Directors or for purposes of electing Arthur Becker and Andrew Ruhan as directors of the Company in the event that such persons are not nominated by the Company for election at any meeting of the Company’s stockholders called for such purpose); (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) publicly disclose any intention, plan or arrangement inconsistent with the foregoing.  For the avoidance of doubt, the provisions of this Section 7 shall not restrict your ability to vote or refrain from voting any securities in which you have a beneficial interest.  You further agree that, if at any time during the Standstill Period, you or any of your affiliates or Representatives are approached by any third party concerning your or their participation in a transaction involving any assets, indebtedness or business of, or securities issued by, the Company or any of its subsidiaries, you will promptly inform the Committee of the nature of such transaction and the parties involved.

Notwithstanding the foregoing, the restrictions set forth in this Section 7 of this letter agreement shall terminate, and thereafter nothing in this letter agreement shall prohibit you from taking any actions described in any of clauses (a) through (e) above,  immediately upon the earliest to occur of (a) the entry by the Company into a final definitive agreement with any a third party or group with respect to a transaction which, if consummated, would result in a change of control; or (b) receipt by the Company or its stockholders of a bona fide proposal from a third party or group with respect to a tender or exchange offer for greater than fifty percent (50%) of the voting stock of the Company which is not made by you in violation of this letter agreement and which the Company and the Committee does not reject at all times following commencement of any such tender or exchange offer (other than during the ten business days following commencement of any such tender or exchange offer and during the ten business days after any material change in the terms thereof); provided that such termination shall not affect the liability for any breach of any provision of this letter agreement prior to such termination.  For purposes of this letter agreement, a “change of control” shall mean (i) a merger, consolidation or other transaction as a result of which the persons who were stockholders of the Company immediately prior to the effective date of such merger, consolidation or other transaction beneficially own (as defined in Rule 13d-3 under the Exchange Act) less than fifty percent (50%) of the voting stock of the surviving parent entity outstanding immediately following the effectiveness of such merger, consolidation or other transaction; (ii) a sale of all or substantially all of the Company’s assets (other than to a direct or indirect wholly-owned subsidiary of the Company); or (iii) a liquidation or dissolution of the Company.

For purposes of this letter agreement, the “Standstill Period” means the period of 225 calendar days from and after the date of this letter agreement, provided, that if, immediately prior to the expiration of such 225 calendar day period, the Company or the Committee confirms in writing to you that the Company or the Committee is then engaged with one or more parties in a process to consider a potential change of control, then the Standstill Period shall be extended for a period of 45 calendar days, for an aggregate of 270 calendar days from the date of this letter agreement.

8.      No Agreement.  Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.  Each party understands and agrees that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company or its stockholders unless and until a final definitive agreement has been executed and delivered (and then only to the extent specifically set forth therein), and each party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company and/or its stockholders shall have entered into a final definitive agreement.  Each party also agrees that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, none of the Company, its stockholders (other than you) or you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein.  You acknowledge and agree that the Company and its stockholders (other than you) reserve the right, in their sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, to conduct, directly or through any of their Representatives, any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a final definitive agreement without prior notice to you or any other person) and to change any procedures relating to such Possible Transaction at any time without notice to you or any other person, and you shall not have any claim whatsoever against the Company or its stockholders or their Representatives arising out of or relating to any Possible Transaction (other than those as against parties to a final definitive agreement with you in accordance with the terms thereof).

9.      No Waiver of Rights.  It is understood and agreed that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.      Remedies.  You agree to indemnify the Company and its affiliates and their Representatives against any and all losses, damages, claims, or expenses (including legal fees and costs of litigation or arbitration) incurred or suffered by the Company or its affiliates or any of their Representatives as a result of your or your Representatives breach of this letter agreement.  It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by any party and that the other party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by such party of this letter agreement but shall be in addition to all other remedies available at law or in equity to the other party.  Each party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and each party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

11.      Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof.  Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings (whether in tort, contract or otherwise) arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding (whether in tort, contract or otherwise) relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to your address set forth above or to the Company or the Committee at the applicable address set forth in Section 23 hereto shall be effective service of process for any action, suit or proceeding brought against you, the Company or the Committee, as applicable, in any such court).  Each party hereby irrevocably and unconditionally waives any objection which such party may now or hereafter have to the laying of venue of any action, suit or proceeding (whether in tort, contract or otherwise) arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.      Authority to Enter Agreement.   Each party hereby represents and warrants that this letter agreement has been duly authorized, executed and delivered by one of its officers, directors or representatives and is enforceable in accordance with its terms against such party.

13.      Entire Agreement.  This letter agreement contains the entire agreement of the parties hereto regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties hereto regarding such subject matter.

14.      No Modification.  No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment; provided that (a) Sections 3 and 14 of this letter agreement may not be waived, modified or amended except by the written consent of you, the Company and the Committee, and (b) Section 7 of this letter agreement may not be waived, modified or amended except by the writing consent of you and the Committee, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

15.      Counterparts.  This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

16.      Severability.  If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and there shall be substituted for the invalid provision a substitute provision which shall as nearly as possible achieve the intent of the invalid provision.

17.      Inquiries.  You understand and agree that all inquiries for information about the Company and, prior to the expiration of the Standstill Period, all communications with the Company or any of its officers or employees shall be made through Raymond James, the Committee and/or the Committee's counsel.  Notwithstanding the foregoing, the parties hereby acknowledge and agree that Arthur Becker and Andrew Ruhan shall not be prohibited or otherwise restricted from contacting or communicating with any person in their respective capacities as directors of the Company or in the performance of their respective duties related thereto subject, in each case, to their fiduciary duties in such capacities.

18.      Successors.  This letter agreement shall inure to the benefit of, and be enforceable by, the Committee and the Company and its successors and assigns.

19.      Third Party Beneficiaries.  You agree and acknowledge that the Company’s affiliates and the Representatives of the Company and its affiliates shall be third party beneficiaries hereof, having all rights to enforce this letter agreement.  Each party agrees that except as provided in the previous sentence, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

20.      No License.  All Evaluation Material shall at all times remain the legal property of the Company.  Nothing herein shall be deemed to grant or otherwise transfer or convey a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material disclosed pursuant to this letter agreement.  Furthermore, you agree not to reverse engineer or attempt to derive the composition of any underlying information, structure, or ideas of any Evaluation Material, nor may you prepare any derivative work of any sort based upon any Evaluation Material.

21.      Consent and Authorization.  (a) If the Committee is disbanded (i) each reference to the Committee in this letter agreement shall refer to the Company and (ii) all of the rights and obligations of the Committee imposed by this letter agreement shall cease and such rights and obligations of the Committee shall be vested in the Company.

(b) Any approval, authorization or consent of the Company pursuant to Section 7 of this letter agreement shall be made or given solely by the Committee in writing unless and until you are informed (i) by the Chairman of the Committee that such approval, authorization or consent shall be provided by the Company or (ii) by the Company that the Committee has been disbanded.

(c)  Any notice to be delivered or given to the Company pursuant to Section 3 of this letter agreement shall be given or delivered to the Committee at the address set forth in Section 23 of this letter agreement and not to the Company unless and until you are informed (i) by the Chairman of the Committee that such notice shall be provided to the Company or (ii) by the Company that the Committee has been disbanded.

22.      Termination.  This letter agreement shall expire and cease to have any force or effect on the first anniversary of the date hereof; provided that Sections 1, 2, 10 and 11 of this letter agreement shall survive and remain in effect for two years following the date of termination of this letter agreement.

23.      Notices.  Any notice to you pursuant to this letter agreement shall be delivered to the address set forth above.  Any notice to the Company or to the Committee, respectively, shall be delivered to the applicable address set forth below:

If to the Company, to:

NaviSite, Inc.
400 Minuteman Road
Andover, Massachusetts 01810
Attention:  R. Brooks Borcherding

With a copy to (which shall not constitute notice):

BRL Law Group LLC
425 Boylston Street
3rd Floor
Boston MA, 02116
Attention: Thomas D. Rosedale

If to the Committee, to:

NaviSite, Inc.
400 Minuteman Road
Andover, Massachusetts 01810
Attention:  Larry Schwartz

With a copy to (which shall not constitute notice):

Richards, Layton & Finger, P.A.
920 North King Street
Wilmington, Delaware 19801
Attention: Michael D. Allen

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among the parties hereto.

Very truly yours,

NAVISITE, INC.

By:	/s/ Amyn Kassim-Lakha
Name: Amyn Kassim-Lakha
Title: Associate General Counsel

CONFIRMED AND AGREED as of the date written above:

ATLANTIC INVESTORS, LLC

By:	/s/ Simon McNally
	Name:	Simon McNally
	Title:	Director, Unicorn Worldwide Holdings Limited